Wisconsin Power and Light Company An Alliant Energy Company Corporate Headquarters 4902 North Biltmore Lane P.O. Box 77007 Madison, WI 53707-1007 www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact: Rob Crain (608) 458-4469
Investor Relations: Jamie Freeman (608) 458-3274

Wisconsin Power and Light Company receives notice of intent to sue

MADISON, WI – March 13, 2008 – Wisconsin Power and Light Company (WPL), a subsidiary of Alliant Energy Corporation (NYSE: LNT), has received a notice of intent to sue, on behalf of the Sierra Club of Wisconsin.

The notice claims that WPL did not file its application for renewal of an air permit at the Columbia Energy Center in Portage, Wisconsin with the Wisconsin Department of Natural Resources (WDNR) on a timely basis, and alleges that WPL is currently operating Columbia Energy Center without the necessary air permit.

WPL continues to review the situation, but does not anticipate any material impacts to ongoing operations at the Columbia Energy Center. WPL is cooperating with the WDNR in the air permit renewal process.

The Columbia Energy Center is a 1,023 megawatt generating facility, located in Portage, Wisconsin. The facility is operated by WPL, and owned jointly by WPL, Wisconsin Public Service Corporation, and Madison Gas and Electric.

Alliant Energy is an energy-services provider with subsidiaries serving approximately 1 million electric and 400,000 natural gas customers. Providing its customers in the Midwest with regulated electric and natural gas service is the company’s primary focus. Wisconsin Power and Light, the company’s Wisconsin utility subsidiary, serves approximately 450,000 electric and 175,000 natural gas customers.  Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the company’s Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include the word “anticipate.” Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by the following factors, among others, state or federal regulatory actions or local government actions, including inability to obtain all necessary approvals and permits current or future litigation, regulatory investigations, proceedings or inquiries. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy and WPL undertake no obligation to update publicly such statements to reflect subsequent events or circumstances.

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ANR 97-08